EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2024 Financial Results

MENLO PARK, Calif., Feb. 06, 2025 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the fourth quarter and fiscal year 2024 ended January 3, 2025.

"Our fourth quarter results exceeded expectations, capping off a solid year that demonstrated the resilience of the business. With a laser focus on aligning resources with demand, we grew net revenues in the mid-single digits for the year and at the same time delivered significantly improved utilization and EBITDA1 margin. We achieved growth across both proactive and reactive services in the year, with consumer electronics and utilities fueling proactive growth and utilities and medical devices supporting reactive growth. Notably in the fourth quarter, the chemicals industry improved with increased activity in both litigation and regulatory engagements,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Moving into 2025, we anticipate further demand for our services as industries continue to seek specialized expertise to navigate disruption including the technological advancements in transportation, energy infrastructure challenges in the face of increasing power demand and extreme weather, digital health and wearables, and heightened chemical scrutiny,” continued Dr. Corrigan. “As we grow our exceptional team and differentiated capabilities, we are well-positioned to support our clients’ innovations and deliver sustainable growth.”

Fourth Quarter Financial Results

Total revenues increased 11.3% to $136.8 million during the 14-week fourth quarter of 2024, as compared to $122.9 million during the 13-week fourth quarter of 2023. Revenues before reimbursements increased 8.7% to $123.8 million, as compared to $113.9 million in the fourth quarter of 2023.

Net income increased to $23.6 million, or $0.46 per diluted share, in the fourth quarter of 2024, as compared to $20.9 million, or $0.41 per diluted share, in the same period of 2023. The tax benefit associated with share-based awards realized during the fourth quarter of 2024 was $0.6 million or $0.01 per share. There was no excess tax benefit associated with share-based awards realized during the fourth quarter of 2023. Inclusive of the tax benefit, Exponent's consolidated tax rate was 24.7% in the fourth quarter, as compared to 30.4% for the same period in 2023.

EBITDA1 increased to $31.2 million, or 25.2% of revenues before reimbursements, in the fourth quarter of 2024, as compared to $30.5 million, or 26.8% of revenues before reimbursements in the fourth quarter of 2023.

Fiscal Year 2024 Financial Results

Total revenues increased 4.1% to $558.5 million during the 53-week fiscal year 2024, as compared to $536.8 million during the 52-week fiscal year 2023. Revenues before reimbursements increased 4.3% to $518.5 million, as compared to $497.2 million in fiscal year 2023.

Net income was $109.0 million, or $2.11 per diluted share, during fiscal year 2024, as compared to $100.3 million, or $1.94 per diluted share, in fiscal year 2023. The tax benefit associated with share-based awards realized during fiscal year 2024 was $2.8 million or $0.05 per diluted share, as compared to $3.6 million or $0.07 per diluted share during fiscal year 2023. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 26.0% in fiscal year 2024, as compared to 26.2% in fiscal year 2023.

EBITDA1 increased to $147.1 million, or 28.4% of revenues before reimbursements, in fiscal year 2024, as compared to $137.7 million, or 27.7% of revenues before reimbursements, in fiscal year 2023.

In a separate press release today, Exponent announced an increase in its quarterly cash dividend from $0.28 to $0.30 to be paid on March 21, 2025 and reiterated its intent to continue to pay quarterly dividends.

During fiscal year 2024, Exponent paid $58.3 million in dividends and closed the period with $258.9 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 83% of the Company’s revenues before reimbursements during the 14-week fourth quarter of 2024 and 84% of revenues before reimbursements during the 53-week fiscal year 2024. Revenues before reimbursements in this segment increased 8% in the fourth quarter and increased 5% during fiscal year 2024 as compared to the prior year period. Growth during the quarter and full year was driven by demand for Exponent’s services across the consumer products and utilities industries.

Exponent’s environmental and health segment represented 17% of the Company’s revenues before reimbursements during the 14-week fourth quarter and 16% of revenues before reimbursements during the 53-week fiscal year 2024. Revenues before reimbursements in this segment increased 11% for the fourth quarter and were approximately flat during the full year 2024, as compared to the same period in the prior year. Growth during the fourth quarter was primarily due to a resurgence in engagements in the chemicals industry.

Business Outlook

“We are pleased with the 73% utilization we achieved in 2024. While we are starting the year with a 5 to 6% headwind in technical full-time-equivalent employees, we expect to grow headcount sequentially by 1-2% each quarter to meet demand. In the first quarter, we expect net revenues to be slightly down, but we anticipate an increase in activity as the year progresses, ultimately driving full year growth in the low single digits,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer. “As a reminder, we are returning to a 52-week fiscal year in 2025, which will pose a headwind for full-year comparisons since fiscal 2024 benefitted from a 53rd week.”

For the first quarter of fiscal 2025 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to be down in the low-single digits; and,
  EBITDA1 to be 25.0% to 26.0% of revenues before reimbursements.

For the full fiscal year 2025 as compared to fiscal year 2024, Exponent anticipates:

  Revenues before reimbursements to grow in the low-single digits; and,
  EBITDA1 to be 26.25% to 27.0% of revenues before reimbursements.

“We are energized by our market opportunities as we enter 2025. Industries must continue to transform to meet market demands and stay competitive in the setting of accelerating technological change, and at the same time they must meet ever-increasing societal expectations regarding the safety and health of their customers and communities. Exponent is focused on the growth and development of our unparalleled and interconnected ecosystem of scientific and engineering talent, as we stay ahead of the curve and deliver the breakthrough insights that will drive long-term profitable growth,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, February 6, 2025, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 8667673.

Use of non-GAAP Financial Measures 1

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Exponent has provided its outlook regarding EBITDA as a percentage of revenues before reimbursements. The Company has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided and the Company is unable to estimate with reasonable certainty the effect of these items without unreasonable effort. For example, the Company is unable to estimate with reasonable certainty the impact of equity awards on Exponent’s taxes without unreasonable effort. These items are uncertain, depend on various factors, and may have a material effect on Exponent’s results computed in accordance with GAAP. A reconciliation between the historical GAAP and non-GAAP financial measures presented in this release is provided in the financial tables at the end of this release.

About Exponent

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent's consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent's offices in North America, Asia, and Europe. Exponent's consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended January 3, 2025 and December 29, 2023
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	January 3,	December 29,	January 3,	December 29,
	2025	2023	2025	2023
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)

Revenues
Revenues before reimbursements	$123,764	$113,872	$518,490	$497,189
Reimbursements	13,002	9,028	40,024	39,577

Revenues	136,766	122,900	558,514	536,766

Operating expenses
Compensation and related expenses	78,264	78,858	330,011	319,886
Other operating expenses	12,505	10,678	46,196	41,541
Reimbursable expenses	13,002	9,028	40,024	39,577
General and administrative expenses	5,742	5,942	22,726	24,440

Total operating expenses	109,513	104,506	438,957	425,444

Operating income	27,253	18,394	119,557	111,322

Other income (expense), net
Interest income, net	2,585	1,929	10,001	7,150
Miscellaneous income, net	1,490	9,765	17,812	17,424
Total other income (expense), net	4,075	11,694	27,813	24,574

Income before income taxes	31,328	30,088	147,370	135,896

Income taxes	7,739	9,159	38,368	35,557

Net income	$23,589	$20,929	$109,002	$100,339

Net income per share:
Basic	$0.46	$0.41	$2.13	$1.96
Diluted	$0.46	$0.41	$2.11	$1.94

Shares used in per share computations:
Basic	51,215	51,017	51,129	51,152
Diluted	51,649	51,446	51,569	51,635

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 3, 2025 and December 29, 2023
(unaudited)
(in thousands)

	January 3,	December 29,
	2025	2023
Assets
Current assets:
Cash and cash equivalents	$258,901	$187,150
Accounts receivable, net	161,407	167,360
Prepaid expenses and other assets	26,573	25,022
Total current assets	446,881	379,532
Property, equipment and leasehold improvements, net	73,007	75,318
Operating lease right-of-use asset	75,248	24,600
Goodwill	8,607	8,607
Other assets	173,527	158,720
Total Assets	$777,270	$646,777

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$22,136	$22,125
Accrued payroll and employee benefits	119,285	111,773
Deferred revenues	16,369	21,709
Operating lease liability	5,393	6,302
Total current liabilities	163,183	161,909
Other liabilities	116,935	106,824
Operating lease liability	76,084	21,959
Total liabilities	356,202	290,692

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	345,689	321,448
Accumulated other comprehensive loss	(3,791)	(2,977)
Retained earnings	624,151	574,082
Treasury stock, at cost	(545,047)	(536,534)
Total stockholders' equity	421,068	356,085
	$777,270	$646,777

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended January 3, 2025 and December 29, 2023
(unaudited)
(in thousands)

	Quarter Ended		Years Ended
	January 3,	December 29,	January 3,	December 29,
	2025	2023	2025	2023
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)

Net Income	$23,589	$20,929	$109,002	$100,339

Add back (subtract):

Income taxes	7,739	9,159	38,368	35,557
Interest income, net	(2,585)	(1,929)	(10,001)	(7,150)
Depreciation and amortization	2,490	2,381	9,689	8,916

EBITDA (1)	31,233	30,540	147,058	137,662

Stock-based compensation	4,857	3,180	23,239	20,357

EBITDAS (1)	$36,090	$33,720	$170,297	$158,019

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.